Exhibit 5

WAIVER AND AMENDMENT TO RESTATED OPTION AGREEMENT

This WAIVER AND AMENDMENT TO RESTATED OPTION AGREEMENT, dated as of February 24, 2008 (this “Agreement”), is by and among Getty Investments L.L.C., a Delaware limited liability company (“Getty Investments”), Getty Images, Inc., a Delaware corporation (“Getty Images”), Getty Communications Limited (f/k/a Getty Communications plc) a company organized under the laws of England and Wales (“Getty Communications”), and Abe Investment, L.P., a Delaware limited partnership (“Parent”).

WHEREAS, Getty Investments, Getty Images and Getty Communications entered into a Restated Option Agreement, dated February 9, 1998 (the “Option Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Getty Investments has the right to obtain control over the Getty Marks in the event that a third party acquires a Controlling Interest in Getty Images;

WHEREAS, concurrently with the execution and delivery of this Agreement, Getty Images, Inc., Parent and Abe Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as such agreement may be amended from time to time in compliance with the Interim Investors Agreement of even date herewith among Parent, Merger Sub, Abe Investment Holdings, Inc., Getty Investments and other parties thereto (as amended from time to time), the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Getty Images, and Getty Images will become a subsidiary of Parent (the “Merger”);

WHEREAS, prior to and immediately after the consummation of the Merger, a majority of the equity interests of Parent will be beneficially owned by Hellman & Friedman Capital Partners VI, L.P., a Delaware limited partnership and certain of its affiliated investment fund entities (“HFCP VI”); and

WHEREAS, as a condition to the willingness of, and as an inducement to, Parent to enter into the Merger Agreement, Getty Investments has agreed to enter into this Agreement pursuant to which, among other things, Getty Investments has agreed to waive certain rights under the Option Agreement and to amend certain provisions in the Option Agreement effective upon the closing of the Merger (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Capitalized Terms.  Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Option Agreement.

ARTICLE II
WAIVER

2.1  Waiver.

(a)  Effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Getty Investments hereby waives the right to exercise, and agrees not to exercise, the option granted under the Option Agreement (the “Option”) in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger and HFCP VI and its investment vehicle and fund Affiliates (collectively, the “H&F Group”) obtaining an indirect Controlling Interest in Getty Images.  For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.  Without limiting the foregoing, subject to the amendments to the Option Agreement set forth in Article III of this Agreement, Getty Investments continues to retain the Option, which it may exercise at any time in the future if any third party (or related third party group), other than the H&F Group pursuant to the Merger Agreement, obtains a Controlling Interest in Getty Images, and the waiver contemplated by this Section 2.1 does not constitute a waiver by Getty Investments of any other provisions under the Option Agreement, as amended by this Agreement.

ARTICLE III
AMENDMENTS TO THE OPTION AGREEMENT

3.1  Exercise of Option.  The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, the Option Agreement is hereby amended to insert a new Section 2(c) as follows:

“(c)
Notwithstanding anything to the contrary set forth herein, Getty Investments shall not have the right to exercise the option in Section 2(a) if and for so long as HFCP VI and its investment vehicle and fund Affiliates, collectively, beneficially own, or otherwise have the right to vote, directly or indirectly, a Controlling Interest in Getty Images, whether through beneficial ownership of voting securities of Getty Images or any direct or indirect parent of Getty Images and/or through proxies, voting trusts, voting agreements or otherwise.  For the purposes of this Agreement, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.”

3.2  Phase-Out Period.  The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(a) of the Option Agreement is hereby amended and restated as follows:

“(a)
Getty Images shall have eighteen (18) months from the date of the notice referred to in Clause 2(b) above, to phase out all use by Getty Images and its subsidiaries of all the Getty Marks (hereinafter, the “Phase-Out Period”).”

3.3  Phase-Out Period.  The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 3(b)(i) of the Option Agreement is hereby amended and restated as follows:

“(i)	the license shall become effective as of the date of the assignment and shall expire eighteen (18) months from said date;”

3.4  Adoption of New Names and Marks.  The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 4(b) of the Option Agreement is hereby amended and restated as follows:

“(b)
No later than ninety (90) days prior to the expiration of the Phase-Out Period, Getty Images shall submit for the review of Getty Investments its proposed new Names and Marks for the Getty Images businesses.  Getty Investments shall have thirty (30) days within which to object to such new Names and Marks solely based on the fact that the new Names and Marks (x) contain the Getty Marks, (y) are confusingly similar to any of the Getty Marks or (z) are disparaging to Mark H. Getty or the “Getty” name.  If Getty Investments fails to respond in writing within this period, Getty Investments shall have no further right to object.”

3.5  Integration and Amendments.  The parties hereto agree that, effective as of the Closing without any further action necessary on the part of the parties hereto or any other Person, Section 7(g) of the Option Agreement is hereby amended and restated as follows:

“(g)
This Agreement, as modified by the Waiver and Amendment to Restated Option Agreement, dated as of February 24, 2008, by and among Getty Investments L.L.C., Getty Images, Inc., Getty Communications Limited (f/k/a Getty Communications plc) and Abe Investment, L.P. (the “Amendment Parties”), embodies the entire agreement of the parties hereto, and supersedes all prior negotiations, understandings and agreements whether written or oral, among the parties, with respect to the subject matter hereof.  No part of this Agreement may be varied by any party hereto, except by a writing signed by each of the Amendment Parties.”

3.6  Survival.  Except as set forth in this Agreement, all other terms of the Option Agreement shall remain in full force and effect without amendment or modification thereof.

ARTICLE IV
MISCELLANEOUS

4.1  Termination.  Notwithstanding anything to the contrary set forth herein, it is understood and agreed that if the Merger Agreement is terminated in accordance with its terms, this Agreement shall be void and of no force and effect.

4.2  Amendment.  This Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto.

4.3  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to the parties.  Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner such that the transactions contemplated hereby are fulfilled to the extent possible.

4.4  Entire Agreement.  Except for the Merger Agreement, the Option Agreement as amended hereby, this Agreement and the other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written and oral, among the parties, or any of them, with respect to the subject matter hereof, and no party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof.

4.5  Successors and Assigns.  This agreement is binding upon the parties hereto, their subsidiaries, divisions and all those acting in concert or in participation with them or under their direction or control, and upon their successors and assigns.  Notwithstanding the foregoing, this Agreement may only be assigned by a party hereto and its subsidiaries if the Option Agreement, as amended by this Agreement, is assigned together therewith.

4.6  Counterparts.  This Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.

4.7  Governing Law; Dispute Resolution.  This Agreement is governed exclusively by Delaware law.  To the fullest extent permitted by law, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by mandatory final binding arbitration in New York City, New York, USA under the auspices of and in accordance with the rules, then obtaining, of the American Arbitration Association, to the extent not inconsistent with the Delaware Uniform Arbitration Act and judgment upon the award tendered may be entered in any court having jurisdiction thereof.  The reasonable fees, costs and expenses, including legal fees, incurred in connection with such arbitration shall be borne equally by the parties.  Nothing in this Section 4.7 shall limit any right that any party may otherwise have to seek to obtain preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding.

4.8  WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.9  Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.10  Interpretation.  The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

4.11  Notices.  Notwithstanding anything to the contrary set forth in the Option Agreement, all notices or other communications required or permitted by this Agreement or the Option Agreement shall be in writing and sent to the parties at the following addresses (or any substitute addresses to which the parties are notified pursuant to this Section 4.11):

To Getty Images or Getty Communications;

601 North 34th Street
Seattle, Washington 98103
Attention:  John Lapham, General Counsel
Facsimile:  (206) 925-5623

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, California 94065
Attention:     Craig W. Adas
                   Kyle C. Krpata
Facsimile:  (650) 802-3100

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:  Thomas A. Roberts
Facsimile:  (212) 310-8007

To Getty Investments:

c/o Sutton Place Limited
101 Huntington Avenue, Suite 2575
Boston, Massachusetts 02199
Fax (617) 217-3501
Attn:  Jan Moehl
      Mark Jenness

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention:  Daniel Kelly
              Sarah Solum
Facsimile: (650) 752-2111

To Parent:

c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, California  94111
Attention:  C. Andrew Ballard
                  Arrie Park, Esq.
Facsimile:  (415) 788-0176

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York  10017
Attention:  Brian M. Stadler
Facsimile:  (212) 455-2502

and

Simpson Thacher & Bartlett LLP
2550 Hanover Street
Palo Alto, California  94304
Attention:  Chad Skinner
Facsimile:  (650) 251-5002

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

GETTY INVESTMENTS L.L.C.

By:	/s/ Jan D. Moehl
	Name:	Jan D. Moehl
	Title:	Officer

GETTY IMAGES, INC.

By:	/s/ John Lapham
	Name:	John Lapham
	Title:	Senior Vice President

GETTY COMMUNICATIONS LIMITED

By:	/s/ John Lapham
	Name:	John Lapham
	Title:	Director

ABE INVESTMENT, L.P. By: Abe GP LLC, its general partner

By: Hellman & Friedman Capital Partners VI, L.P., its managing member

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	/s/ Georgia Lee
	Name:	Georgia Lee
	Title:	Managing Director

[Signature Page to Waiver and Amendment to Option Agreement]